Exhibit 2.1

                            SHARE EXCHANGE AGREEMENT

                                 BY AND BETWEEN

                              CLENERGEN CORPORATION

                                       AND

                       CLENERGEN CORPORATION LIMITED (UK)

                           DATED AS OF AUGUST 30, 2009

THIS SHARE EXCHANGE AGREEMENT dated as of August 30, 2009 (this "Agreement") between Clenergen Corporation, a State of Nevada public company ("CLENERGEN") and Clenergen Corporation Limited (UK), a United Kingdom corporation ("CLENERGEN UK").

WHEREAS, CLENERGEN desires to issue and exchange 70,278,529 shares of its common stock in accordance with the requirements of Rule 144 to the shareholders and consultants of CLENERGEN UK in exchange for One Hundred Percent (100%) of the outstanding shares of the common stock of CLENERGEN UK (collectively the "Exchange Shares").

NOW THERFORE, In consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I: THE SHARES AND THE EXCHANGE SHARES

SECTION 1.1: THE SHARES.

The Shares shall be issued and exchanged to both CLENERGEN and CLENERGEN UK pursuant to Article II hereof.

ARTICLE II: SHARE EXCHANGE

SECTION 2.1: SHARE EXCHANGE.

Upon the terms and subject to the conditions of this Agreement CLENERGEN agrees to issue and exchange to (i) the shareholders of CLENERGEN UK, as identified in Schedule One, attached hereto and made a part thereof, and (ii) certain individuals who have been approved by CLENERGEN UK as authorized consultants, as identified in Schedule Two, attached hereto and made a part thereof, the Exchange Shares, and in exchange therefore at the Share Exchange Closing, CLENERGEN UK with full authority from its shareholders, shall issue to CLENERGEN the Exchange Shares.
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SECTION 2.2:  SHARE EXCHANGE CLOSING.

(a) CLENERGEN will have its transfer agent issue the certificates representing the Exchange Shares and registered in the name of the shareholders and consultants of CLENERGEN UK and CLENERGEN UK will deliver a certificate representing the Exchange Shares and registered in the name of CLENERGEN. The Share Exchange Closing and date of such deliveries shall be 12:00 pm., East Coast Time, on a date and at a place to be specified by the parties (the "Share Exchange Closing"), which date shall be no later than the day after satisfaction or waiver of the latest to occur of the conditions set forth in Article V, but in no event later than September 15, 2009.

(b) The documents to be delivered at the Share Exchange Closing by or on behalf of the parties hereto pursuant to this Article II and any additional documents requested by either Party pursuant to Section 7.2, will be delivered at the Share Exchange Closing at the offices of CLENERGEN as listed and identified in
Section 7.1 (a).

ARTICLE III: ADDITIONAL BUSINESS

Upon the terms and subject to the conditions of this Agreement CLENERGEN agrees to pay to those shareholders, and investors, as identified in Schedule Three, attached hereto and made a part therof, who have transferred certain assets and loaned and/or advanced and retained funds for operational purposes to CLENERGEN UK, the total sum of GBP(pound)910,053.00 (USD$1,480,684.00 Exchange rate as of 08/30.2009) on or before sixty days from the date of the execution of this Agreement, unless another time schedule is agreed to by the Parties..

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF CLENERGEN

CLENERGEN represents and warrants to CLENERGEN UK as of the date hereof that:

SECTION 4.1: EXISTENCE AND POWER.

CLENERGEN is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. CLENERGEN has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

SECTION 4.2: CAPITALIZATION.

The authorized capital stock of CLENERGEN consists of 150,000,000 shares of CLENERGEN Common Stock of which, as of May 9, 2009 (the "CLENERGEN Capitalization Date") no more than 35,000,000 shares were issued and outstanding. All of the issued and outstanding shares of CLENERGEN's Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. CLENERGEN also has 10,000,000 shares of

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Preferred  Stock which is in the process of being issued.  The Preferred  Shares have Voting rights of 10 shares to 1 common share and cannot be converted into common stock.

SECTION 4.3 AUTHORIZATION.

The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of CLENERGEN, and this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with their terms.

SECTION 4.4 BOARD APPROVALS.

The transactions contemplated by this Agreement, including without limitation the issuance of the Shares and the compliance with the terms of this Agreement, have been unanimously adopted, approved and declared advisable unanimously by the Board of Directors of CLENERGEN.

SECTION 4.5: VALID ISSUANCE OF EXCHANGE SHARES.

The Shares have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefore, the Shares will be validly issued, fully paid and non-assessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights. The voting rights provided for in the terms of the Shares are validly authorized and shall not be subject to restriction or limitation in any respect.

SECTION 4.6: CORPORATE STRUCTURE AND CURRENT PROJECTS

CLENERGEN has built a project development team that has worked on many successful alternative energy projects since 1983. These projects include recycling of waste to energy; solar; biodiesel; wind; biomass, methane gas conversion; recycling and many different technologies. CLENERGEN intends to pursue these types of projects worldwide.

CLENERGEN will only use the brand name CLENERGEN for all biomass projects using CLENERGEN IP or methodologies.

SECTION 4.7 VALUATION

CLENERGEN (is a U.S. public company called Clenergen Corporation CRGE listed on the Bulletin Board exchange in the United States. The opening price was $0.75per share. Therefore the shares to be issued to the shareholders and consultants of CLENERGEN UK will be valued at $51,831,936.00 USD.

SECTION 4.8: NON-CONTRAVENTION.

The execution, delivery and performance of this Agreement, and the consummation by CLENERGEN of the transactions contemplated hereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the Restated Articles of Incorporation or Bylaws of the Company or the articles of incorporation, charter, bylaws or other governing instrument of any Subsidiary of the Company.

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SECTION 4.9:  PURCHASE FOR OWN ACCOUNT.

CLENERGEN is acquiring the Exchange Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder (the "Securities Act").

SECTION 4.10: PRIVATE PLACEMENT.

CLENERGEN understands that (i) the Exchange Shares have not been registered under the Securities Act or any state securities laws, by reason of their issuance by CLENERGEN UK in a transaction exempt from the registration requirements thereof and (ii) the Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

SECTION 4.11: LEGEND.

Each certificate representing an Exchange Share will bear a legend to the following effect unless CLENERGEN UK determines otherwise in compliance with applicable law:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT."

ARTICLE V: REPRESENTATIONS AND WARRANTIES OF CLENERGEN UK

CLENERGEN UK represents and warrants to CLENERGEN as of the date hereof that:

SECTION 5.1: EXISTENCE AND POWER.

CLENERGEN UK is a corporation duly incorporated, validly existing and in good standing under the laws of the United Kingdom. CLENERGEN UK has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

SECTION 5.2: CAPITALIZATION.

The authorized capital stock of CLENERGEN UK consists of 150,000,000 shares of CLENERGEN UK Common Stock of which, as of May 9, 2009 (the "CLENERGEN UK Capitalization Date") no more than 12,830,561 shares were issued and outstanding

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(attached as Schedule 1), All of the issued and outstanding  shares of CLENERGEN
UK's Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

SECTION 5.3: AUTHORIZATION.

The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of CLENERGEN UK, and this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with their terms.

SECTION 5.4: BOARD APPROVALS.

The transactions contemplated by this Agreement, including without limitation the issuance of the Shares and the compliance with the terms of this Agreement, have been unanimously adopted, approved and declared advisable unanimously by the Board of Directors of CLENERGEN UK.

SECTION 5.5: VALID ISSUANCE OF EXCHANGE SHARES.

The Shares have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefore, the Shares will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights. The voting rights provided for in the terms of the Shares are validly authorized and shall not be subject to restriction or limitation in any respect. The Shares will have Anti-Dilution Rights. The exceptions for the Anti-Dilution Rights are (1) for any merger or acquisition that has certified financial statements where the value exchanged is based on the current valuation of CLENERGEN UK and (2) for all investment at or equal to current valuation. The intent of the Anti-Dilution Rights exceptions is that CLENERGEN'S Valuation will not be reduced by these transactions.

SECTION 5.6: CORPORATE STRUCTURE AND CURRENT PROJECTS

Clenergen Corporation (formerly American Bonanza Resources Corp.) (The Company) was incorporated under the laws of the State of Nevada on May 2, 2005. The Company was formed to engage in the acquisition, exploration and development of natural resource properties.

Effective March 19, 2009, the Company changed its name from American Bonanza Resources Corp. to Clenergen Corporation.

BUSINESS DESCRIPTION

Clenergen installs, owns and operates small to medium sized renewable Distributed Environmental Power Systems (DEPS) to local municipalities, manufacturers and national grid which are powered by the use of biomass produced from proprietary feedstock's cultivated specifically for this purpose. The model offers a controlled environment with an environmentally sound and sustainable Clean Energy Generation system, which is in compliance with and in excess of international standards for environmental protection, biodiversity, quality, safety and full traceability.

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Clenergen   addresses   the  needs  of  a  cleaner   greener   planet   with  an
environmentally sound and sustainable Clean Energy Generation system, which is in compliance with and in excess of international standards for environmental protection, biodiversity, quality, safety and full traceability backed by a global management team providing a deep wealth of experience in the science, technology, finance and management of this business, as well as practical experiences of managing and investing in similar businesses in both emerging and developed markets.

Significant cash flow generation is provided after the initial build-out phase to adequately service debt; the stability of those cash flows is partially guaranteed through long term, defined, Government provided Power Purchase Agreements (PPA).

CLENERGEN BUSINESS MODEL:

After significant research and development the company has developed a program to:

     * produce high-density, short-rotation biomass crops on a commercial scale at a cost of production equivalent to or less than the price of coal using a proprietary integrated farming model, and
     * to produce power, steam, hydrogen, chemicals and other important products through advanced gasification technologies.

MANAGEMENT TEAM

Clenergen Management recognized very early in the investment cycle of future power production platforms that a large and investable gap existed in the area of co-generation / co-gasification (of petcoke and coal), using biomass in conjunction with standard hydrocarbon fuels. In taking the unique position of approaching the issue from a plant science and plantation management perspective rather than from one of engineering, Clenergen has achieved a vital component in the future of co-gasification, the ability to deliver a standard, uniform virgin biomass on a commercial scale at regular intervals over a long period of time with a calorific value in excess of 17Mj/Kg.

This ensures that none of Clenergen power projects stand exposed to the vagaries of the market prices and supplies of feedstocks.

PLANT SCIENCE

A unique feature of Clenergen's business model is the application of the Tree adaptation process on the proprietary feedstock plants. Clenergen has identified one fast growing species of tree and another species of Grass to which it applied a proprietary Tree Adaption Process for rapidly increasing its growth rate by 30 to 40%, for the purpose of producing an economically viable source of feedstock/biomass for generating a renewable source of electricity

GASIFICATION:

Gasification is the only technology that combines the economic advantages of coal with the environmental benefits of natural gas.

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This technology is perhaps the only  technology that produces 24x7  `green-clean energy', all through the year without any dependence on monsoon, sunlight, wind and on nature, in general and without the hazards of radiation, a permanent threat in nuclear fission technology. The capability of gasification to displace coal combustion, natural gas and petroleum is a major incentive for Governments in developed and developing nations to rapidly deploy this proven technology. South Africa, Finland, Sweden and Norway have demonstrated successfully over the last 50 years, the benefits of the deployment of gasification technology.

Besides the above, since gasification produces a syngas of hydrogen and carbon monoxide, it is the only conventional energy technology (besides nuclear fission) capable of producing the massive quantities of hydrogen that would be required to convert all or a major portion of the world's transportation fleet from gasoline and diesel fuel to hydrogen in the future.

BIOMASS FUELLED GASIFICATION

In 2004, The Gasification Technologies Council (www.gasification.org) identified 385 commercial scale gasoliers in use globally in 27 different nations on four continents. With name such as General Electric, Siemens, Sasol, Sembcorp Industries and Foster Wheeler all involved in gasification technology or gasification projects, the technology is well established, proven and highly refined. Last year, Sembcorp Utilities (the Govt. of Singapore's industrial conglomerate - utilities division) opened their $200M Wilton, UK, wood fuelled electricity generation plant.

In 2006, global electricity production through biomass fuelled gasification was estimated to be in excess of 60 GW's, with Germany, Holland, Hungary, Poland and Spain showing extraordinary expansion of the technology (due to EU Renewable Energy Directive) and China, fast becoming a significant player.

In the United Kingdom, large scale coal fired power plants are integrating up to 25% biomass in order to reduce their carbon footprint; in conjunction with expansion into 100% biomass supplied Power Plants. Over 300MW per hour Biomass power plants are scheduled to be operational within the next 3 years.

MARKET ANALYSIS

Merrill Lynch estimates that at the end of 2007, the global power shortage was 350 Gigawatts (350k MW), with almost 1/3 of that coming from India alone. They further project that figure to rise to 1 Terawatt by 2018. The International Energy Agency (IEA) has also predicted that global energy demand will rise by 60% by 2030. This equates to 4,800 GW of new generating capacity, 2,000GW of which will be needed in OECD alone, largely to replace legacy coal and nuclear generating plants.

CLENERGEN IN INDIA:

Clenergen has set up its wholly owned subsidiary in India, Clenergen India Private Limited to execute the first of its global projects. Clenergen Corporation Limited owns 9999 shares and Mark Quinn 1. Dr Arvind Pandalai is Non Executive Chairman, Mark Quinn, Acting Chief Executive Officer and Abhilash Kamte as Chief Financial Officer. The company has appointed a Board of Advisors as follows:

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     >> Dr Muthuchelan   Plant Science Advisor, Madurai University
     >> Dr Bahahti       Biotechnology science Advisor, Member Indian National
                         Bamboo Mission.

Clenergen India has executed a 15 Year Power Purchase Agreement with PTC India Limited, India's largest Power Trading Company for 71MW/Hr. This contract is being executed with the proposed establishment of a 16MW/Hr Power Plant in the State of Tamilnadu, feedstock for which would be generated from a 4000 acre plantation and a 64MW/Hr Power Plant in the State of Karnataka for which the feedstock would be generated from a 16000 acre plantation.

The combined projects of Clenergen India are projected to deliver a project IRR of 28.32% and an IRR of 40.17% on the equity invested on revenues from sale of electricity at US$ 0.125 per KW/Hr. The project payback period is projected at
3.87 years and there is no taxation on the income earned on these projects in India for 10 years from the date of commencement of commercial power generation. There is also an exemption granted on levy of Customs Duties on imports of Capital Equipments.

Future projects include a co-gasification of petcoke and coal dust with biomass initially on trial projects of 2x 21MW/Hr to be upgraded to a 196MW/Hr and a 156MW/Hr on petcoke and coal dust co-gasification with biomass respectively.

The company has submitted and offer and received acceptance for the acquisition of a 1.5MW per hour agricultural waste to green energy anerobic Digestive System. The acquisition of United Biofuels Private Limited has been agreed at a cost of $150,000 of which 50% will be paid for in 144K restricted stock at a discount of 30% to the current market share trading value.

Ernst and Young have been mandated to raise the private equity and the debt for the project with a possible floatation with listing on the Indian National Stock Exchange in Dec 2009/Jan 2010.

CLENERGEN KARNATAKA PRIVATE LIMITED

The Company was formed with Clenergen Corporation Limited retaining 9,99% of the shares in the company and VS Nair owning 1 share and a seat on the Board of Directors of Clenergen Karnataka Private Limited.

The company was formed in order to enter into a 49 year lease agreement with the Government of Karntatala for a 25,000 acre land parcel of Agri-Forestry land, along with water irrigation rights which provide for the cultivation of Beema Bamboo

BUSINESS DEVELOPMENT: GHANA

Clenergen, in association with a leading Infrastructure Company is proposing to execute a 56MW/Hr wood biomass gasification project in Ghana with the feedstock originating from a planned 14000 acre plantation on a `Private Public Partnership' with the Government of Ghana with supplies of power to the National Grid of Ghana under terms of a of a Power Purchase Agreement and structured financing directly with the Government of Ghana.

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The  Infrastructure  Company have a mandate from the Government of Ghana for the execution of power generation projects has and have approached Clenergen for a joint execution using Clenergen proprietary feedstock's and the integrated business model.

In addition to this, Clenergen is developing a project for generation of 16MW/Hr of power exclusively for a large multinational mining company on a long term contract. The IRR will be significantly higher due to the current cost of energy mining companies are experiencing in this region in order to secure a guaranteed supply of power.

BUSINESS DEVELOPMENT: GUYANA:

Clenergen, through a partnership with a leading plantation company, will have lease rights of up to 150,000 acres of grasslands on the banks of the river Berbice in Guyana which will be utilized for plantations of Clenergen proprietary feedstock's in phases of 5000 acres each. The cost of producing a Metric Ton of biomass is considerably lower than other forms of biomass feedstock while the biomass has a ready market in the United States and in the United Kingdom where the current price of such wood biomass in chips/pellets form is in excess of $100 a Metric Ton.

Clenergen will be supplying biomass chips to UK based coal fired power generating companies which will be using the biomass to co-fire with coal to cut down on carbon

Emissions, as per EU directives. The project offers the potential to supply up to 6 million Metric Tons of biomass over 5 years and is in advanced stages of negotiations.

BUSINESS DEVELOPMENT: UGANDA:

Clenergen Corporation Limited has entered into a Strategic Marketing Agreement with Carbon Impact Limited, for the purpose of implementing a 4 MW per hour power plant within 50 km of Kampala, with water irrigation and power substation connectivity within 5 km of the Power Plant. 800 acres of land have been sourced through a single owner under terms of a 49 year lease and Power Purchase Agreement with the Power Trading Corporation of India Limited (PTC).

BUSINESS DEVELOPMENT: RUSSIA:

Clenergen, is at the business development level in the Russian Federation and presented by the President of the Russian Society of Biotechnologists. The President reports to the Deputy Vice Chairman of the Dumas (Mr. Mostorov) who holds the 4th highest seat in the parliament. Mr. Mosorov has provided written acceptance of a project to generate 5.6MW of renewable electricity for supply to the Olympic Village during the upcoming winter Olympic Games. Based on a sales price of 6 cents per KWh, Clenergen would break even on the project, however as an incentive, Clenergen will be appointed and granted the position of an official sponsor of the Olympic Games. Agricultural waste and wood chips in quantities of 30,000 tonnes per annum are accessible and at a cost below $40 per ton.

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SOCIAL RESPONSIBILITY

In order to create long term regional sustainability, it is the company's responsibility to have a social and environmental impact program and integrate its operations into the core of the local social network and population of the region under development.

This plan will include assisting with educational facilities, scholarship programs, providing health care facilities and proper housing/meals for employees, and a responsible attitude toward protecting the lands of the community. The Clenergen Foundation creates projects that will empower the people in the countries we work in. The Foundation has developed over a 3 year period an agricultural product that provides all the necessary inputs for cultivation of 1 hectare of Jatropha on marginalised land. The program (Jat in a box) will empower rural farmers with an additional source of income which over time could yield in excess of $1000 per acre.

SECTION 5.7: VALUATION

CLENERGEN UK has produced all due diligence including contracts, memorandums, letters of intent, business plans, financial data, cap table and miscellaneous information used to formulate the valuation of $322 Million USD and agrees to a lock-up until all equity and debt financing has been arranged for the 71 MW and the first plant is online producing electricity with the first cash payment for electricity received, but no more than three years at the latest. If the first plant is not up and running in three years then the total stock issued will be reduced for the Enterprise Value of CLENERGEN UK three years from the execution of this Agreement.

SECTION 5.8: NON-CONTRAVENTION.

The execution, delivery and performance of this Agreement, and the consummation by CLENERGEN UK of the transactions contemplated hereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the Restated Articles of Incorporation or Bylaws of the Company or the articles of incorporation, charter, bylaws or other governing instrument of any Subsidiary of the Company.

SECTION 5.9: PURCHASE FOR OWN ACCOUNT.

The shareholders of CLENERGEN UK are acquiring the Exchange Shares for their own individual account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder (the "Securities Act").

SECTION 5.10: PRIVATE PLACEMENT.

CLENERGEN UK understands that (i) the Exchange Shares have not been registered under the Securities Act or any state securities laws, by reason of their issuance by CLENERGEN in a transaction exempt from the registration requirements thereof and (ii) the Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

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SECTION 5.11: LEGEND.

Each certificate representing an Exchange Share will bear a legend to the following effect unless CLENERGEN determines otherwise in compliance with applicable law:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT."

ARTICLE VI: CONDITIONS TO SHARE EXCHANGE CLOSING

SECTION 6.1: CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE EXCHANGE.

The respective obligations of the parties hereunder to effect the Exchange shall be subject to the following condition:

     1. No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Exchange shall be in effect.

ARTICLE VII: TERMINATION

SECTION 7.1: INJUNCTION; ILLEGALITY.

This Agreement may be terminated at any time prior to the Share Exchange Closing by either Party if (a) an order, injunction or decree shall have been issued by any court or agency of competent jurisdiction and shall be non-appealable, or other law shall have been issued preventing or making illegal the completion of the Exchange or the other transactions contemplated by this Agreement.

ARTICLE VIII: VALUATION

The valuation is based upon future earnings from projects that are to be built based upon executed contracts. The stock that is exchanged is locked-up until all equity and debt financing has been arranged for the 71 MW Indian facilities and the first plant is online producing electricity with the first cash payment for electricity received but in any case no more than three years from the execution of this Agreement.

The valuation is based on the combination of the lock up of the stock, 71 MW India project built with an enterprise value of $322 Million USD; and on the basis that if 71 MW is not up and running three years from today then the common stock issued will be adjusted for the then Enterprise Value of CLENERGEN UK. This adjustment will be on the basis of Enterprise Value three years from today applied as a fraction against the $322 Million valuation.

ARTICLE IX: MISCELLANEOUS

SECTION 9.1:  NOTICES.

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

     (a) if to CLENERGEN, to:

         Clenergen Corporation
         5379 Lyons Road
         Suite 301
         Coconut Creek, FL 33073 USA
         Tel: 954-509-9830
         Facsimile: 800-899-7114
         Attn: Mark LM Quinn, CEO

     (b) if to CLENERGEN UK, to:

         Clenergen Corporation Limited (UK)
         Bath House, 8 Chapel Place,
         London EC2A 3DQ, UK
         Tel: +44 (0) 20 7739 0028
         Fax: +44 (0) 20 7657 3275
         Attn: Jessica Hatfield, Director/Executive vice President

SECTION 9.2: FURTHER ASSURANCES.

Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 9.3: AMENDMENTS AND WAIVERS.

Any provision of this Agreement may be amended or waived if, but only if; such amendment or waiver is in writing and is duly executed and delivered by CLENERGEN and CLENERGEN UK. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.4: FEES AND EXPENSES.

Each party hereto shall pay all of its own fees and expenses (including attorneys' fees) incurred in connection with this Agreement and the transactions contemplated hereby.

SECTION 89.5: SUCCESSORS AND ASSIGNS.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

SECTION 9.6: GOVERNING LAW.

This Agreement shall be governed and construed in accordance with the internal laws of the State of Florida applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Florida. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 9.7: WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.8: ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

SECTION 9.9: EFFECT OF HEADINGS.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 9.10: SEVERABILITY.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

SECTION 9.11: COUNTERPARTS; THIRD PARTY BENEFICIARIES.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 9.12: SPECIFIC PERFORMANCE.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CLENERGEN CORPORATION (FLORIDA)


By: /s/ Mark LM Quinn
   --------------------------------------
Name:  Mark LM Quinn
Title: Chief Executive Officer

CLENERGEN CORPORATION LIMITED (UK)


By: /s/ Jessica Hatfield
   --------------------------------------
Name:  Jessica Hatfield
Title: Director/Executive Vice President

SCHEDULE ONE
                                            No. of
Name and Address                         Common Shares                Category
----------------                         -------------                --------

ADRIAN  GLEAVE                               750,000                Subscription
6 Dunge Farm
Macclesfield Road
Over Alderley
Cheshire SK10 4SN
Passport No: 800118002

JASVINDERPAL  MATHARU                      2,250,000                Subscription
157, Queens Road
Weybridge
Surrey, KT13 0AD
Passport No: 094210596

DOUGLAS ORANGE                               393,575                Subscription
11 Candleford Close
Bracknell
Berkshire RG12 2JZ
Passport No: 202693061

RICHARD KILGARRIFF                           282,383                Subscription
37 Stile Hall Gardens
London W4 3BT
Passport No: 094201254

DAVID BREWER                                 131,190                Subscription
Flat3
49 Leamington Road Villas
London W11 1HT
NI No: NP 02 28 03A

DR SAURABH PANDALAI                           60,000                Subscription
Apt 77
150 Howth Road
Clontarf, Dublin -3
Passport No: G5586070

JACKIE DYCHE                                  65,580                Subscription
Flat 2, Flakes Lodge
5 Langley Lane
London SW8 1TJ
NI No:  NH 90 26 25 D

MARIE ANNE NISPEROS                           80,000                Subscription
47 Frederick Street
London WC1X 0NB
Passport No : 540164670

ELINOR MUNDAY                                 52,485                Subscription
4 Racedown Cottages
Thruxton Down
Andover
Hants SP11 8PP
Passport No: 201372502

LUCY MUNDAY                                   52,485                Subscription
4 Racedown Cottages
Thruxton Down
Andover
Hants SP11 8PP
Passport no: 464383469

ANGELA BRITTON                                52,485                Subscription
4 Racedown Cottages
Thruxton Down
Andover
Hants SP11 8PP
Passport No: 203872733

GREGORY CONEY                                 52,485                Subscription
4 Racedown Cottages
Thruxton Down
Andover
Hants SP11 8PP
Passport No: 103674436

JENNIFER ELIZABETH GRIFFITHS                  65,598                Subscription
51 Merrivale Square
Oxford
Oxforshire OX2 60X
Passport No: 650512267

ANTHONY HUGH GRIFFITHS                        65,598                Subscription
45 Gunton toad
Upper Clapton
London E5 9JT
Passport No: 093136991

CHRISTOPHER JOHN MCANDREW                     65,598                Subscription
76 Matilda House
St Katherines Way
Wapping
London E1W 1LG
Passport No: 209419134

NIC MALCOMSON                                 65,598                Subscription
9A St Mary's Abbots Place
London W8 6Ls
NI No: NP 31 89 46D

LUCY JOHNSON                                  65,598                Subscription
49 Warbeck Road
London W12 8NS
Passport No: 094160913

DIETER BRATSCHI                              262,383                Subscription
Meierwiesenstr 56
CH 8064 Zurich
ID Card: E0739203

GLORIA NISPEROS                              320,000                Subscription
47 Frederick Street
London WC1X 0NB
Passport No: 800297842

STEPHEN MORALLEE                             262,320                Subscription
193A Latchmere Road
London SW11 2 LA
Passport No:  094466316

MR & MRS R REID                               65,580                Subscription
14 Chester Street
London SW1X 7BB
R Reid- Passport No: 306171418
J Reid - Passport No: 303435193

RICHARD MUNDAY                                52,485                Subscription
4 Racedown Cottages
Thruxton Down
Andover
Hants SP11 8PP
Passport No: 039808584

ROBERTA H K GOH                               65,580                Subscription
14C Kings Avenue
London SW4 8BQ
Passport No: A19372743

HENRIETTA MALCOMSON                           65,580                Subscription
65 Ravenstone
Bagshoy Street
London SE17 2QR
Passport No: 307600007

NIC MALCOMSON                                 90,000                Subscription
9A St Mary's Abbots Place
London W8 6Ls
NI No: NP 31 89 46D

JESSICA HATFIELD                                 760                Subscription
45 Gunton Road
Upper Clapton
London E5 9JT
Passport No: 094361184

MARK LM QUINN                                    760                Subscription
15 Dippers Close
Kemsing
Sevenoaks
Kent TN15 6QD
Passport No: 094648185

ROOTCHANGE LIMITED                         5,865,175                Subscription
14 Chester Street
London SW1X 7BB
Company Reg: 5604595

NIC MALCOMSON                                 60,000                Subscription
9A St Mary's Abbots Place
London W8 6Ls
NI No: NP 31 89 46D

DAVID BREWER                                 120,000                Subscription
Flat3
49 Leamington Road Villas
London W11 1HT
NI No: NP 02 28 03A

STEPHEN MORALLEE                             262,320                Subscription
193A Latchmere Road
London SW11 2 LA
Passport No:  094466316

AMINA MISHKAS                                131,160                Subscription
33 Monkton Court
Strangways Terrace
London W14 8NF
Passport No. Italian - D021264

VINCENT PAUL DE KIME                         262,320                Subscription
12 Weymouth House
84-94 Hallam Street
London W1W 5HF
Passport No: USA-802029036

NEIL SELIGMAN                                262,320                Subscription
193A Latchmere Road
London SW11 2LA
Passport No: 305064201

ADAM MORALLEE                                131,160                Subscription
38 Marmion Road
London SW11 5PA
Passport No: 306006933

Total Share Allocations                   12,830,561

SCHEDULE TWO

                                            No. of
Name and Address                         Common Shares                Category
----------------                         -------------                --------

TIPTOP IRREVOCABLE TRUST                   1,000,000                 Consultancy
PO Box 415
Sharon, MA 02067
ID#04-6933578

ROBERT KOHN                                3,000,000                 Consultancy
6165 NW 123rd Lane
Coral Springs, FL.33076
SS#: ###-##-####

JESSICA HARFIELD                          15,798,984                 Consultancy
45 Gunton Road
Upper Clapton
London E5 9JT
Passport No: 094361184

MARK LM QUINN                             15,798,984                 Consultancy
11 Sage Ridge Road
North Truro
MA, 02652
SS#117 68 9967

CHRIS E QUINN                              1,750,000                 Consultancy
Portland House
Bainton Road
Tallington, Stamford
PE9 4RT
Passport No: 800341127

GRAHAM SMITH-TILLEY                          750,000                 Consultancy
Bramerton, Ferbies
Speldhurst, Tunbridge Wells
Kent TN3 0NS
Passport No: 300720566

MICHAEL STARKIE                              500,000                 Consultancy
BP p.l.c.
1 St James Square
London SW1Y 4PD
Passport No: 800176920

GERALD NISPEROS                              230,000                 Consultancy
47 Frederick Street
London WC1X 0NB
Passport No: 801066123

QUOTEBRAND LIMITED                         4,800,000                 Consultancy
21 Bedford Square
London WC1B 3HH
Registration No: 04940607

RAVIKANTH VENKATESAN                       4,600,000                 Consultancy
31A Cathedral Garden Road
Chennai 600034
India
PAN: ADCPV7953N

DAVID SONNENBERG                             500,000                 Consultancy
P O Box 954
Honeydew 2040, South Africa
Passport No: 461829639

JASON GIFFORD                                100,000                 Consultancy
6 Centaurus Avenue
Bloubosrand 2188
South Africa
Passport No: 438827677

DR ARVIND PANDALAI                         5,000,000                 Consultancy
250 Defense Colony
HAL Stage 11
First Main, Bangalore 560039
Karnataka , India
PAN: AAAPP2986Q

PROF DR. MUTHUCHELIAN KRISHNASWAMY           100,000                 Consultancy
2/133 Sakthi Kudil
North First Street
Palkalai Nagar East
Madurai 625 021
Tamilnadu, India
PAN: ADUPM9360P

MID QUEENSLAND WOODWORKS INC               1,000,000                 Consultancy
C/O:   JACK  DICKEY
Mid Queensland
1217 Bells Ferry Road NE
Rome, GA 30161
Company Reg: IBCIMT No. C 20395

RHONDA MAGALI                                 50,000                 Consultancy
47 Frederick Street
London WC1X 0NB
Passport No:  801066122

KAVITHA REGIMON                               50,000                 Consultancy
"Hridya"
TC 5/1025, Chavadimukku
Sreekariyam, Trivandrum 695017
Kerala, India
PAN: ALMPR3516M

V. SASIDHARAN NAIR                           200,000                 Consultancy
"Hridya"
TC 5/1025, Chavadimukku
Sreekariyam, Trivandrum 695017
Kerala, India
PAN: ABGPN6280N

GROWMORE BIOTECH                           1,000,000                 Consultancy
#41-B, SIPCOT Phase 11
Hosur - 635 109
Tamilnadu State, India
Company Registion No:  18-32185

INW                                           50,000                 Consultancy
16 Grange Lea
Middlewich
Cheshire, CW10 9FA
Registration No: 3829883

Graham Roos                                   50,000                 Consultancy
14 Chester Street
London SW1X 7BB
Passport No:  540543643

DEDIOURINA IRINA EVSTAFIEVNA                 350,000                 Consultancy
Ul Sedova, Dom55 Kv 104
Tyumen, 625000
Russia
Passport No:  63 N5263880

HOSSAM GHANEM                                150,000                 Consultancy
110 Tahir Street
Flat 5
Dokki, Giza, Egypt
Passport No: A00685318

AHMED HOSSAN MOHAMED TANTAWI                 100,000                 Consultancy
25 Khalifa Elmamoon
Heliupollis
Cairo, Egypt
Passport No: A00011622

RAIF VASILOV                                 100,000                 Consultancy
Lubachevskogo 24.81
Moscow 119415
PASSPORT NO: 7036503558

MIGUEL PATOLOT                               100,000                 Consultancy
55 N. Zamora Street, Bgy. Paltok
San Francisco del Monte
Quezon City, Philippines
Passport No: SS0867696

GLORIA NISPEROS                              120,000                 Consultancy
47 Frederick Street
London WC1X 0NB
Passport No: 800297842

WILLIAM L. MACDONALD                         100,000                 Consultancy
W.L.Macdonald Law Corporation
1210-777 Hornby Stree
Vancouver BC V6Z 1S4
Company Reg. No: BC0817351

MANNA SA                                     100,000                 Consultancy
Simou Menardou 8
Ria Court 8, 1st Floor
PO Box 42633
6501 Lanarka
Cyprus
Company Reg. No: C-112652

Total Share Allocations:                  57,447,968

SCHEDULE THREE

      Name                                  Position              Invested Funds
      ----                                  --------              --------------

Jaswinder Matharu                           Investor              (pound)45,000
Adrian Gleave                               Investor              (pound)16,200
Douglas Orange                              Investor              (pound)30,000
Richard Kilgarriff                          Investor              (pound)20,000
Nick Malcomson                              Investor               (pound)5,000
Lucy Johnson                                Investor               (pound)5,000
Dieter Bratschi                             Investor              (pound)20,000
David Brewer                                Investor              (pound)10,000
Jenifer Elizabeth Griffiths                 Investor               (pound)5,000
Anthony Hugh Griffiths                      Investor               (pound)5,000
Jackie Dyche                                Investor               (pound)5,000
Marie Anne Nisperos                         Investor               (pound)5,000
Gloria Nisperos                             Investor               (pound)8,000
Christopher McAndrew                        Investor               (pound)5,000
Elinor Munday                               Investor               (pound)4,000
Lucy Munday                                 Investor               (pound)4,000
Angela Brittain                             Investor               (pound)4,000
Greg Coney                                  Investor               (pound)4,000
Saurabh Pandalai                            Investor               (pound)4,500
StephenM orallee                            Investor              (pound)20,000
Mr&MrsRReid                                 Investor               (pound)5,000
Roberta Goh                                 Investor               (pound)5,000
Richard Munday                              Investor               (pound)4,000
Henrieta Malcolmson                         Investor               (pound)5,000

Neal seligman                               Investor              (pound)20,000
Amina Mishkas                               Investor              (pound)20,000
Vincent De Kime                             Investor              (pound)20,000
Adam Moralle                                Investor              (pound)10,000
Stephen Moralle                             Investor              (pound)20,000

                                           Sub Total             (pound)333,700

Rootchange Limited                    Asset transfer (EBT)       (pound)423,604
Jessica Hatfied                             Investor                     N/A
Mark Quinn                                  Investor                     N/A

Jessica Hatfield                              Loan                (pound)49,750
Jaswinder Matharu                             Loan                (pound)36,000
Ian Nuttall                                   Loan                 (pound)2,400
Nic Malcolmson                                loan                (pound)12,500
David Brewer                                  loan                (pound)10,000

                                           Sub Total              (pound)110,650

Ravikanth                              retained earnings           (pound)9,413
Avind Pandalai                         retained earnings          (pound)36,013
Jesscica Hatfield                      retained earnings           (pound)6,672

                                             Total                (pound)52,098